Exhibit 99

For Immediate Release UniFirst Corporation 68 Jonspin Road Wilmington, MA 01887 Phone: 978- 658-8888 Fax: 978-988-0659 Email: ssintros@UniFirst.com

October 18, 2017
CONTACT: Steven S. Sintros, President & CEO

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR OF FISCAL 2017

Wilmington, MA (October 18, 2017) -- UniFirst Corporation (NYSE: UNF) today announced results for its fourth quarter and full year ended August 26, 2017. Revenues for the quarter were $403.6 million, up 10.9% from $363.8 million in the same year ago period and full year revenues were $1.591 billion, up 8.4% from $1.468 billion in fiscal 2016.

Net loss in the quarter was $4.9 million ($(0.24) per diluted share), compared to net income of $35.5 million ($1.74 per diluted share) in the fourth quarter of fiscal 2016. Net income for the full year was $70.2 million ($3.44 per diluted share) compared to $125.0 million ($6.17 per diluted share) in the prior year. The results reported today include the negative effect of the previously announced asset impairment charge which is discussed below.

Adjusted net income for the quarter was $29.2 million ($1.44 per diluted share) up 13.4% compared to adjusted net income for the fourth quarter of fiscal 2016 which was $25.8 million ($1.27 per diluted share). Adjusted net income for the full year was $107.7 million ($5.28 per diluted share) down 6.6% from adjusted net income of $115.3 million ($5.69 per diluted share) in fiscal 2016. See table for reconciliation to adjusted results.

Adjusted net income for the fiscal 2017 fourth quarter and annual period exclude a $55.8 million ($34.1 million after-tax) impairment charge related to the Company's ongoing Customer Relationship Management (CRM) systems project. The Company announced in September 2017 that it had determined it was no longer probable that the current version of the CRM system being developed would be completed and placed into service and as a result an impairment of capitalized costs would be required. Adjusted results from the prior year fourth quarter and full year exclude the impact of a gain recognized in that period related to a settlement of environmental litigation.

Steven S. Sintros, UniFirst President and Chief Executive Officer said, “We are pleased with the overall results of our fourth quarter. With our Core Laundry Operations leading the way, all of our operating segments contributed to the positive results.”

The Core Laundry Operations produced fourth quarter revenues of $364.8 million, up 10.0% from those in the prior year. Adjusting for the estimated effect of acquisitions, primarily those from the September 2016 purchase of Arrow Uniform, Core Laundry revenues grew 4.6%. Core Laundry adjusted operating income was $41.9 million during the quarter, a 9.4% increase from the prior year adjusted total (see reconciliation for details). The Core Laundry adjusted operating margin in the fourth quarter of 2017 was 11.5%, down slightly from the adjusted operating margin of 11.6% in the year ago period. The comparison of adjusted operating income and operating margins was positively impacted by lower expense due to a $3.5 million charge taken in the prior year to increase the Company's environmental reserves. In addition, the margins also benefited from lower stock compensation expense as well as lower merchandise costs as a percentage of revenues.  These positive comparisons were offset by higher levels of claims for healthcare, workers' compensation and auto liability as well as the impact of the Arrow Uniform acquisition.

Revenues in the fourth quarter of 2017 for our Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations,were $24.0 million, up 20.4% in the quarter compared to the same period a year ago. Operating income was $1.6 million compared to $1.2 million in the prior year fourth quarter. The year to year improvement was due to increased outages and project-based activity in the US and Canada. This segment’s results can vary significantly due to seasonality and the timing of reactor outages and projects.

Revenues in the fourth quarter of 2017 for our First Aid segment were $14.7 million, an increase of 22.2% compared to the same period in fiscal 2016, and operating income was $1.9 million compared to $1.4 million from the fourth quarter of fiscal 2016. The improvement in the results was due to a strong performance from this segment's wholesale distribution business and a small acquisition completed in the third quarter of fiscal 2017.

Our fourth quarter profit comparison to the prior year also benefited from Other Income which was $2.2 million higher than same quarter a year ago, primarily the result of higher interest income and foreign exchange gains.

UniFirst continues to maintain a strong balance sheet with no long-term debt and significant cash balances. Excluding the $118.7 million cash purchase price paid for the Arrow acquisition, cash, cash equivalents and short-term investments increased $104.7 million during fiscal 2017, and our cash, cash equivalents and short-term investments were $349.8 million at the end of fiscal 2017.

Outlook
Mr. Sintros continued, “At this time, we expect that our fiscal 2018 revenues will be between $1.625 billion and $1.645 billion and full year diluted earnings per share will be between $5.00 and $5.30. As we move through fiscal 2018, we expect to continue to make investments in our people, processes and technology which will help us achieve our primary objective of being recognized as the top service provider in our industry."

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with 250 service locations, over 300,000 customer locations, and 14,000 employee Team Partners, the company outfits nearly 2 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information, contact UniFirst at 800.455.7654 or visit www.unifirst.com.

Forward Looking Statements
This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, the performance and success of our new Chief Executive Officer, our ability to efficiently design, construct, and implement a new customer relationship management (“CRM”) computer system, our ability to maintain and grow Arrow’s customer base and enhance its operating margins, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 27, 2016 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share data)	Thirteen weeks ended August 26, 2017	Thirteen weeks ended August 27, 2016	Fifty-two weeks ended August 26, 2017	Fifty-two weeks ended August 27, 2016

Revenues	$403,589	$363,766	$1,590,958	$1,468,046

Operating expenses:
Cost of revenues (1)	249,720	223,220	993,589	900,427
Selling and administrative expenses (1)	85,023	62,134	342,407	284,847
Impairment charge	55,800	—	55,800	—
Depreciation and amortization	23,437	21,656	88,879	81,612
Total operating expenses	413,980	307,010	1,480,675	1,266,886

(Loss) income from operations	(10,391)	56,756	110,283	201,160

Other (income) expense:
Interest income, net	(1,539)	(635)	(4,269)	(2,543)
Other (income) expense, net	(1,175)	76	(571)	332
Total other income, net	(2,714)	(559)	(4,840)	(2,211)

(Loss) income before income taxes	(7,677)	57,315	115,123	203,371
(Benefit) provision for income taxes	(2,781)	21,821	44,927	78,345

Net (loss) income	$(4,896)	$35,494	$70,196	$125,026

(Loss) income per share – Basic:
Common Stock	$(0.25)	$1.84	$3.63	$6.51
Class B Common Stock	$(0.20)	$1.47	$2.91	$5.21

(Loss) income per share – Diluted:
Common Stock	$(0.24)	$1.74	$3.44	$6.17

(Loss) income allocated to – Basic:
Common Stock	$(3,908)	$28,097	$55,903	$99,282
Class B Common Stock	$(978)	$7,139	$13,915	$25,093

(Loss) income allocated to – Diluted:
Common Stock	$(4,886)	$35,250	$69,837	$124,409

Weighted average number of shares outstanding – Basic:
Common Stock	15,402	15,268	15,382	15,245
Class B Common Stock	4,818	4,850	4,786	4,816

Weighted average number of shares outstanding – Diluted:
Common Stock	20,220	20,223	20,276	20,154

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	August 26, 2017	August 27, 2016
Assets
Current assets:
Cash, cash equivalents and short-term investments	$349,752	$363,795
Receivables, net	187,174	156,578
Inventories	79,068	78,887
Rental merchandise in service	151,340	138,105
Prepaid taxes	29,968	10,418
Prepaid expenses and other current assets	16,924	29,831

Total current assets	814,226	777,614

Property, plant and equipment, net	525,115	539,818
Goodwill	376,110	320,641
Customer contracts and other intangible assets, net	71,744	38,664
Deferred income taxes	394	97
Other assets	31,539	25,173

	$1,819,128	$1,702,007

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$64,691	$50,884
Accrued liabilities	112,236	100,782
Accrued taxes	921	969

Total current liabilities	177,848	152,635

Long-term liabilities:
Accrued liabilities	106,736	104,921
Accrued and deferred income taxes	81,352	79,670

Total long-term liabilities	188,088	184,591

Shareholders’ equity:
Common Stock	1,545	1,542
Class B Common Stock	482	485
Capital surplus	86,245	72,561
Retained earnings	1,386,438	1,319,142
Accumulated other comprehensive loss	(21,518)	(28,949)

Total shareholders’ equity	1,453,192	1,364,781

	$1,819,128	$1,702,007

UniFirst Corporation and Subsidiaries
Detail of Operating Results
(Unaudited)

Revenues

(In thousands, except percentages)	Thirteen weeks ended August 26, 2017	Thirteen weeks ended August 27, 2016	Dollar Change	Percent Change

Core Laundry Operations	$364,827	$331,749	$33,078	10.0%
Specialty Garments	24,020	19,955	4,065	20.4%
First Aid	14,742	12,062	2,680	22.2%
Consolidated total	$403,589	$363,766	$39,823	10.9%

(In thousands, except percentages)	Fifty-two weeks ended August 26, 2017	Fifty-two weeks ended August 27, 2016	Dollar Change	Percent Change

Core Laundry Operations	$1,442,149	$1,329,375	$112,774	8.5%
Specialty Garments	98,024	91,257	6,767	7.4%
First Aid	50,785	47,414	3,371	7.1%
Consolidated total	$1,590,958	$1,468,046	$122,912	8.4%

(Loss) income from Operations

(In thousands, except percentages)	Thirteen weeks ended August 26, 2017	Thirteen weeks ended August 27, 2016	Dollar Change	Percent Change

Core Laundry Operations	$(13,887)	$54,189	$(68,076)	(125.6)%
Specialty Garments	1,591	1,213	378	31.1%
First Aid	1,905	1,354	551	40.7%
Consolidated total	$(10,391)	$56,756	$(67,147)	(118.3)%

(In thousands, except percentages)	Fifty-two weeks ended August 26, 2017	Fifty-two weeks ended August 27, 2016	Dollar Change	Percent Change

Core Laundry Operations	$96,307	$186,074	$(89,767)	(48.2)%
Specialty Garments	9,018	10,204	(1,186)	(11.6)%
First Aid	4,958	4,882	76	1.6%
Consolidated total	$110,283	$201,160	$(90,877)	(45.2)%

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

(In thousands)	Fifty-two weeks ended August 26, 2017	Fifty-two weeks ended August 27, 2016
Cash flows from operating activities:
Net income	$70,196	$125,026
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	76,073	72,983
Amortization of intangible assets	12,806	8,629
Amortization of deferred financing costs	112	184
Gain on sale of assets	(567)	—
Share-based compensation	12,462	5,628
Accretion on environmental contingencies	600	669
Accretion on asset retirement obligations	853	826
Impairment charge	55,800	—
Deferred income taxes	955	9,899
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(22,232)	(3,949)
Inventories	1,865	1,467
Rental merchandise in service	(5,384)	3,945
Prepaid expenses and other current assets and Other assets	12,903	(38,443)
Accounts payable	9,594	49
Accrued liabilities	11,728	31,954
Prepaid and accrued income taxes	(19,490)	(11,231)
Net cash provided by operating activities	218,274	207,636

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(125,457)	(16,583)
Capital expenditures	(108,554)	(98,235)
Proceeds from sale of assets	876	—
Other	98	149
Net cash used in investing activities	(233,037)	(114,669)

Cash flows from financing activities:
Payments on loans payable and long-term debt	—	(1,301)
Payment of deferred financing costs	—	(813)
Proceeds from exercise of share-based awards, including excess tax benefits	3,102	5,313
Taxes withheld and paid related to net share settlement of equity awards	(2,386)	(5,965)
Payment of cash dividends	(2,898)	(2,878)
Net cash used in financing activities	(2,182)	(5,644)

Effect of exchange rate changes	2,902	(81)

Net (decrease) increase in cash, cash equivalents and short-term investments	(14,043)	87,242
Cash, cash equivalents and short-term investments at beginning of period	363,795	276,553

Cash, cash equivalents and short-term investments at end of period	$349,752	$363,795

UniFirst Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement these consolidated financial results, management believes that certain non-GAAP operating results provide a more meaningful measure on which to compare the Company’s results of operations for the periods presented. The Company believes these non-GAAP results provide useful supplemental information regarding the Company’s performance to both management and investors by excluding certain non-recurring amounts that impact the comparability of the results. Supplemental reconciliations of consolidated operating (loss) income, net (loss) income and earnings per diluted share on a GAAP basis to adjusted operating income, net income and earnings per diluted share on a non-GAAP basis are presented in the following tables. In addition, Core Laundry Operations operating (loss) income and operating margin on a GAAP basis to adjusted operating income and adjusted operating margin on a non-GAAP basis are presented in the following tables. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided below.

	Thirteen weeks ended August 26, 2017
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating (Loss) Income	Net (Loss) Income	Diluted EPS	Revenue	Operating (Loss) Income	Operating Margin
As reported	$403,589	$(10,391)	$(4,896)	$(0.24)	$364,827	$(13,887)	(3.8)%
Impairment charge	—	55,800	34,144	1.68	—	55,800	15.3%
As adjusted	$403,589	$45,409	$29,248	$1.44	$364,827	$41,913	11.5%

	Thirteen weeks ended August 27, 2016
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$363,766	$56,756	$35,494	$1.74	$331,749	$54,189	16.3%
Settlement of environmental litigation	—	(15,861)	(9,691)	(0.48)	—	(15,861)	(4.8)%
As adjusted	$363,766	$40,895	$25,803	$1.27	$331,749	$38,328	11.6%

	Fifty-two weeks ended August 26, 2017
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$1,590,958	$110,283	$70,196	$3.44	$1,442,149	$96,307	6.7%
Accelerated stock compensation expense	—	5,398	3,341	0.16	—	5,398	0.4%
Impairment charge	—	55,800	34,144	1.68	—	55,800	3.9%
As adjusted	$1,590,958	$171,481	$107,681	$5.28	$1,442,149	$157,505	10.9%

	Fifty-two weeks ended August 27, 2016
	Consolidated				Core Laundry Operations
(In thousands, except percentages)	Revenue	Operating Income	Net Income	Diluted EPS	Revenue	Operating Income	Operating Margin
As reported	$1,468,046	$201,160	$125,026	$6.17	$1,329,375	$186,074	14.0%
Settlement of environmental litigation	—	(15,861)	(9,691)	(0.48)	—	(15,861)	(1.2)%
As adjusted	$1,468,046	$185,299	$115,335	$5.69	$1,329,375	$170,213	12.8%

These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, GAAP and may be different from non-GAAP measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.